Exhibit 99.1

Fluor Corporation	Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS FIRST QUARTER 2020 RESULTS

•	Q1 2020 loss per share from continuing operations of $1.22 reflects non-cash impairments and charges related to weak commodity prices and COVID-19

•	No material project adjustments in the first quarter of 2020; $52 million change in project positions due to the impact of COVID-19

IRVING, Texas (October 22, 2020) – Fluor Corporation (NYSE: FLR) today announced financial results for its quarter ended March 31, 2020. Revenue for the quarter was $4.1 billion and the net loss from continuing operations was $171 million or $1.22 per diluted share. Consolidated segment profit for the quarter was $52 million, up from $39 million a year ago. Consolidated continuing operations for the first quarter of 2020 included non-cash impairments and charges of approximately $353 million to reflect the impact of weak commodity prices and COVID-19. Results for the quarter also include $52 million in project adjustments for potential COVID-19 schedule delays and an approximately $100 million tax benefit from the Coronavirus Aid, Relief and Economic Security (CARES) Act.

Summary of Non-Cash Impairments and Charges

Continuing Operations
$298 million impairment

$169 million goodwill in Diversified Services

$86 million equity method investments in Energy & Chemicals segment

$27 million intangible customer relationships in Diversified Services segment

$16 million impairment of information technology assets

$55 million non-cash charge	Established reserve on receivables and contract assets for certain joint venture clients in Mexico impacted by declining oil prices in the Energy & Chemicals segment
Discontinued Operations
$100 million AMECO impairment	Impairment of assets held-for-sale, $12 million of which relates to goodwill write down

“As we previously disclosed, these impairments reflect the unprecedented impact of COVID-19 and related pressure on commodity prices,” said Carlos Hernandez, Fluor chief executive officer. “Project adjustments during the quarter were primarily related to COVID-19. We continue to have the necessary liquidity to meet all of our obligations and operate our business.”

New awards for the first quarter were $4.2 billion and ending backlog was $31.4 billion. Corporate G&A for the quarter was a benefit of $14 million due to a $44 million foreign currency gain in the quarter.

Outlook

While Fluor has suspended its guidance for 2020, the company expects to report second quarter results in approximately four weeks and third quarter results four weeks after that. The company will hold its next call with the investment community in conjunction with the release of its third quarter results.

Business Segments

The Energy & Chemicals segment reported a segment loss of $6 million in the first quarter of 2020 compared to a profit of $12 million in the first quarter of 2019. Segment results include a $55 million reserve on receivables and contract assets for clients that were directly and materially affected by the impacts of COVID-19 and declining oil prices and $40 million for change in project positions due to COVID-19 schedule delays and associated cost growth. New awards of $1.5 billion included an EPC contract for the Canada Kuwait Petrochemical Corporation propane dehydrogenation facility.

The Mining & Industrial segment reported a segment profit of $39 million in the first quarter of 2020 compared to a profit of $28 million in the first quarter of 2019. New awards of $1.6 billion included a large metals project in North America.

The Infrastructure & Power segment reported a segment profit of $5 million in the first quarter of 2020 compared to a loss of $22 million in the first quarter of 2019. New awards of $7.3 million in the first quarter reflect the company’s disciplined bidding protocols.

The Government segment reported a segment profit of $31 million in the first quarter of 2020 compared to $38 million in the first quarter of 2019. Government is now included as continuing operations in all financial results. Results include $9 million for change in project positions due to COVID-19 schedule delays. New awards of $684 million included an extension to the LOGCAP IV contract as well as a project with the U.S. Air Force.

The Diversified Services segment reported a segment profit of $5 million in the first quarter of 2020 compared to $9 million in the first quarter of 2019. Results include $2 million for change in project positions due to COVID-19 schedule delays. New awards of $357 million in the quarter include a framework agreement awarded to a Stork joint venture for Neptune Energy’s Dutch assets in the North Sea.

The Other segment, which is comprised of NuScale and the Radford and Warren government projects, reported a loss of $22 million in the first quarter of 2020 compared to a loss of $26 million in the first quarter of 2019. NuScale expenses in the first quarter of 2020 were $23 million. Remaining backlog in the segment is $209 million.

Discontinued Operations

Results from discontinued operations, which includes the held-for-sale AMECO equipment business, were a loss of $95 million in the first quarter of 2020 or a loss of $0.68 per share. Due to the impact of COVID-19 and the steep decline in oil prices on the AMECO business during the first quarter of 2020, the company recognized an impairment charge of $100 million, of which $12 million was related to goodwill, to write down the AMECO assets held for sale to fair value less cost to sell.

Non-GAAP Financial Measures

This news release contains a discussion of consolidated segment profit from continuing operations that would be deemed a non-GAAP financial measure under SEC rules. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding: corporate general and administrative expense; impairment, restructuring and other exit costs; interest expense; interest income; domestic and foreign income taxes; other non-operating income and expense items; and earnings from discontinued operations. The company believes that consolidated segment profit from continuing operations provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. A reconciliation of consolidated segment profit from continuing operations to earnings from continuing operations before taxes is included in the press release table.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company with projects and offices on six continents. Fluor’s 45,000 employees build a better world and provide sustainable solutions by designing, building and maintaining safe, well executed projects. Fluor had revenue of $17.3 billion in 2019 and is ranked 181 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has served its clients for more than 100 years. For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," "plans," "continue" is "positioned" or other similar expressions). These forward-looking statements, including statements relating to our expectations as to the filing of our quarterly reports on Form 10-Q, strategic and operation plans, and projected cash balances and liquidity are based on current management expectations and involve risks and uncertainties.

Actual results may differ materially as a result of a number of factors, including, among other things, the severity and duration of the COVID-19 pandemic and actions by governments, businesses and individuals in response to the pandemic, including the duration and severity of economic disruptions; the cyclical nature of many of the markets the Company serves, including the Company’s Energy & Chemicals segment; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; failure to remediate material weaknesses in our internal controls over financial reporting or the failure to maintain an effective system of internal controls; failure to prepare and timely file our periodic reports; the restatement of certain of our previously issued consolidated financial statements; intense competition in the industries in which we operate; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of our joint venture or other partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates and assumptions in preparing our financial statements; client delays or defaults in making payments; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to successfully implement our strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; risks arising from the inability to successfully integrate acquired businesses; uncertainties, restrictions and regulations impacting our government contracts; the inability to hire and retain qualified personnel; the potential impact of certain tax matters; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to climate change and environmental, health and safety matters; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; damage to our reputation; failure to adequately protect intellectual property rights; asset impairments; and restrictions on possible transactions imposed by our charter documents, Delaware law and our stockholder rights agreement. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on September 25, 2020. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

SUMMARY FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT

(In millions)
THREE MONTHS ENDED MARCH 31	2020		2019
Revenue
Energy & Chemicals	$1,355.5		$1,474.7
Mining & Industrial	1,173.9		1,051.3
Infrastructure & Power	385.9		344.0
Government	717.7		756.1
Diversified Services	457.1		488.4
Other	28.5		19.1
Total revenue	$4,118.6		$4,133.6

Segment profit (loss) $ and margin %
Energy & Chemicals	$(6.4)	(0.5)%	$12.2	0.8%
Mining & Industrial	38.7	3.3%	27.5	2.6%
Infrastructure & Power	5.2	1.4%	(21.8)	(6.3)%
Government	30.9	4.3%	38.4	5.1%
Diversified Services	5.1	1.1%	8.7	1.8%
Other	(21.6)	NM	(26.1)	NM
Total segment profit (loss) $ and margin %(1)	$51.9	1.3%	$38.9	0.9%

Corporate G&A	14.1		(58.6)
Impairment, restructuring and other exit costs	(297.6)		(27.4)
Interest expense, net	(6.3)		(5.7)
Earnings (loss) attributable to NCI from continuing operations	9.5		23.8
Earnings (loss) from continuing operations before taxes	(228.4)		(29.0)
Income tax expense (benefit)	(66.8)		15.2
Net earnings (loss) from continuing operations	$(161.6)		$(44.2)

New awards
Energy & Chemicals	$1,542.3		$1,002.7
Mining & Industrial	1,600.5		723.2
Infrastructure & Power	7.3		533.1
Government	684.0		180.3
Diversified Services	357.0		809.8
Other	—		151.1
Total new awards	$4,191.1		$3,400.2

New awards related to projects located outside of the U.S.	59%		35%

Backlog	March 31, 2020	December 31, 2019
Energy & Chemicals	$14,093.8	$14,128.9
Mining & Industrial	5,502.6	5,383.9
Infrastructure & Power	5,655.0	6,079.4
Government	3,581.4	3,556.1
Diversified Services	2,343.9	2,541.6
Other	209.0	244.0
Total backlog	$31,385.7	$31,933.9

Backlog related to projects located outside of the U.S.	65%	67%

NM = Not meaningful

(1)	Total segment profit (loss) is a non-GAAP financial measure. We believe that total segment profit (loss) provides a meaningful perspective on our business results as it is the aggregation of individual segment profit (loss) measures that we use to evaluate and manage our business performance.